Calculation of Filing Fee Tables
S-8
Ferrovial SE
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, EUR0.01 par value per share -- issuable under the Performance-Based Share Plan of "Ferrovial, S.E." for Executives 2023-2025	Other	175,918	$ 72.63	$ 12,776,924.34	0.0001381	$ 1,764.49
2	Equity	Ordinary shares, EUR0.01 par value per share -- issuable under the Performance-Based Share Plan of "Ferrovial, S.E." for Executive Directors and Senior Management 2023-2025	Other	156,755	$ 72.63	$ 11,385,115.65	0.0001381	$ 1,572.28
3	Equity	Ordinary shares, EUR0.01 par value per share -- issuable under the Performance-Based Share Plan of "Ferrovial, S.E." for Executives 2026-2028	Other	527,753	$ 72.63	$ 38,330,700.39	0.0001381	$ 5,293.47
4	Equity	Ordinary shares, EUR0.01 par value per share -- issuable under the Performance-Based Share Plan of "Ferrovial, S.E." for Executive Directors and Senior Management 2026-2028	Other	470,264	$ 72.63	$ 34,155,274.32	0.0001381	$ 4,716.84
5	Equity	Ordinary shares, EUR0.01 par value per share -- issuable under the Restricted Stock Unit Plan of "Ferrovial, S.E." for Eligible Employees 2026-2028	Other	99,537	$ 72.63	$ 7,229,372.31	0.0001381	$ 998.38
Total Offering Amounts:						$ 103,877,387.01		$ 14,345.46
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 14,345.46
Offering Note
[1]	1(a) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover any additional ordinary shares, EUR0.01 par value per share ("Ordinary Shares"), of Ferrovial SE (the "Registrant") that may from time to time become issuable under the Registrant's Performance-Based Share Plan for Executives 2023-2025, Performance-Based Share for Executive Directors and Senior Management 2023-2025, Performance-Based Share Plan for Executives 2026-2028, Performance-Based Share Plan for Executive Directors and Senior Management 2026-2028, and Restricted Stock Unit Plan for Eligible Employees 2026-2028 (together, the "Plans") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding Ordinary Shares. 1(b) Consists of 1,430,227 Ordinary Shares that may become issuable under the Plans pursuant to their terms. 1(c) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h) and 457(c) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's Ordinary Shares as reported on the Nasdaq Global Select Market on February 23, 2026. 1(d) The Registrant does not have any fee offsets.

[2]	See Note 1

[3]	See Note 1

[4]	See Note 1

[5]	See Note 1

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A